EXHIBIT 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES FOURTH QUARTER 2019 RESULTS

VERO BEACH, Fla. (March 18, 2020) – Bimini Capital Management, Inc. (OTCBB:BMNM), (“Bimini Capital,” “Bimini,” or the “Company”) today announced results of operations for the three month period ended December 31, 2019.

Fourth Quarter 2019 Highlights

•	Net income of $13.7 million, or $1.17 per common share
•	Income tax benefit of $11.9 million, or $1.03 per common share
•	Book value per share of $3.51
•	Company to discuss results on Thursday, March 19, 2020, at 10:00 AM ET

Details of Fourth Quarter 2019 Results of Operations

The Company reported net income of $13.7 million for the three month period ended December 31, 2019.  The income tax benefit of $11.9 million was a result of the reassessment of our deferred tax asset valuation allowance, and did not impact cash flows as it is a non-cash GAAP accounting adjustment. The results for the quarter also included advisory services revenue of $1.9 million, interest and dividend income of $2.3 million, interest expense of $1.3 million, net realized and unrealized gains of $0.6 million, and operating expenses of $1.6 million.

Management of Orchid Island Capital, Inc.

Orchid Island Capital, Inc. (“Orchid”) is managed and advised by Bimini.  As manager, Bimini is responsible for administering Orchid’s business activities and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel.

Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period.  For the three months ended December 31, 2019, Bimini’s statement of operations included a fair value adjustment of $0.2 million and dividends of $0.4 from its investment in Orchid common stock.  Also during the three months ended December 31, 2019, Bimini recorded $1.9 million in advisory services revenue for managing Orchid’s portfolio consisting of $1.5 million of management fees and $0.4 million in overhead reimbursement.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - September 30, 2019	$161,537,605	$1,136,763	$552,655	$1,689,418	$163,227,023
Securities Purchased	62,495,318	-	-	-	62,495,318
Return of Investment	n/a	(115,983)	(48,735)	(164,718)	(164,718)
Pay-downs	(7,828,084)	n/a	n/a	n/a	(7,828,084)
Premium Lost Due to Pay-downs	(656,973)	n/a	n/a	n/a	(656,973)
Mark to Market (Losses) Gains	683,134	3,457	81,796	85,253	768,387
Market Value - December 31, 2019	$216,231,000	$1,024,237	$585,716	$1,609,953	$217,840,953

The tables below present the allocation of capital between the respective portfolios at December 31, 2019 and September 30, 2019, and the return on invested capital for each sub-portfolio for the three month period ended December 31, 2019.   Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately 7.6% and 6.7%, respectively, for the fourth quarter of 2019.  The combined portfolio generated a return on invested capital of approximately 7.6%.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
December 31, 2019
Market Value	$216,231,000	$1,024,237	$585,716	$1,609,953	$217,840,953
Cash equivalents and restricted cash(1)	12,353,267	-	-	-	12,353,267
Repurchase Agreement Obligations	(209,954,000)	-	-	-	(209,954,000)
Total(2)	$18,630,267	$1,024,237	$585,716	$1,609,953	$20,240,220
% of Total	92.0%	5.1%	2.9%	8.0%	100.0%
September 30, 2019
Market Value	$161,537,605	$1,136,763	$552,655	$1,689,418	$163,227,023
Cash equivalents and restricted cash(1)	8,841,275	-	-	-	8,841,275
Repurchase Agreement Obligations	(154,475,000)	-	-	-	(154,475,000)
Total(2)	$15,903,880	$1,136,763	$552,655	$1,689,418	$17,593,298
% of Total	90.4%	6.5%	3.1%	9.6%	100.0%

(1)	Amount excludes restricted cash of $31,850 and $49,660 at December 31, 2019 and September 30, 2019, respectively, related to trust preferred debt funding hedges.
(2)	Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

Returns for the Quarter Ended December 31, 2019
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income (net of repo cost)	$921,855	$18,919	$9,521	$28,440	$950,295
Realized and unrealized (losses) gains	26,161	3,457	81,796	85,253	111,414
Hedge gains(1)	268,039	n/a	n/a	n/a	268,039
	$1,216,055	$22,376	$91,317	$113,693	$1,329,748
Beginning Capital Allocation	15,903,880	1,136,763	552,655	1,689,418	17,593,298
Return on Invested Capital for the Quarter(2)	7.6%	2.0%	16.5%	6.7%	7.6%

(1)	Excludes gains of approximately $19,000 associated with trust preferred funding hedges.
(2)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the fourth quarter of 2019, the Company received approximately $8.0 million in scheduled and unscheduled principal repayments and prepayments, which equated to a constant prepayment rate (“CPR”) of approximately 15.6% for the fourth quarter of 2019.  Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended	Portfolio	Portfolio	Portfolio
December 31, 2019	15.6	15.6	15.6
September 30, 2019	9.5	16.2	10.5
June 30, 2019	9.9	14.6	10.5
March 31, 2019	5.7	13.4	6.8
December 31, 2018	5.5	11.7	6.6
September 30, 2018	8.6	13.5	9.5
June 30, 2018	13.4	11.6	13.1
March 31, 2018	7.2	16.8	8.6

Portfolio

The following tables summarize the MBS portfolio as of December 31, 2019 and 2018.

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
December 31, 2019
Fixed Rate MBS	$216,231	99.3%	4.25%	316	1-Nov-49
Interest-Only Securities	1,024	0.4%	3.65%	281	15-Jul-48
Inverse Interest-Only Securities	586	0.3%	4.77%	254	25-Apr-41
Total Mortgage Assets	$217,841	100.0%	4.25%	316	1-Nov-49
December 31, 2018
Fixed Rate MBS	209,675	98.7%	4.26%	327	1-Aug-48
Interest-Only Securities	2,021	1.0%	3.69%	293	15-Jul-48
Inverse Interest-Only Securities	728	0.3%	4.06%	272	25-Apr-41
Total Mortgage Assets	$212,424	100.0%	4.25%	327	1-Aug-48

($ in thousands)
	December 31, 2019		December 31, 2018
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$203,321	93.3%	$193,437	91.1%
Freddie Mac	14,499	6.7%	18,881	8.9%
Ginnie Mae	21	0.0%	106	0.0%
Total Portfolio	$217,841	100.0%	$212,424	100.0%

Entire Portfolio	December 31, 2019	December 31, 2018
Weighted Average Pass Through Purchase Price	$107.12	$106.81
Weighted Average Structured Purchase Price	$6.39	$6.39
Weighted Average Pass Through Current Price	$108.77	$103.87
Weighted Average Structured Current Price	$6.91	$8.67
Effective Duration (1)	3.196	3.935

(1)
Effective duration of 3.196 indicates that an interest rate increase of 1.0% would be expected to cause a 3.196% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2019.  An effective duration of 3.935 indicates that an interest rate increase of 1.0% would be expected to cause a 3.935% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2018. These figures include the structured securities in the portfolio but not the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of December 31, 2019, the Company had outstanding repurchase obligations of approximately $210.0 million with a net weighted average borrowing rate of 1.98%.  These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $218.5 million, and cash pledged to counterparties of approximately $3.8 million.  At December 31, 2019, the Company’s liquidity was approximately $8.1 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets.  In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a listing of outstanding borrowings under repurchase obligations at December 31, 2019.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
Mirae Asset Securities (USA) Inc.	$58,597	27.9%	1.96%	$3,011	35
ED&F Man Capital Markets, Inc.	54,270	25.8%	1.96%	2,908	28
South Street Securities, LLC	42,800	20.4%	1.94%	2,257	13
Citigroup Global Markets, Inc.	29,609	14.1%	2.06%	2,103	21
Mitsubishi UFJ Securities (USA), Inc.	20,286	9.7%	2.05%	1,109	16
JVB Financial Group, LLC	4,392	2.1%	2.21%	395	9
	$209,954	100.0%	1.98%	$11,783	24

(1)	Equal to the fair value of securities sold plus accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities and accrued interest payable.

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding and also its junior subordinated notes by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election.  As such all gains or losses on these instruments are reflected in earnings for all periods presented.  As of December 31, 2019, such instruments were comprised of Eurodollar and T-Note futures contracts and “to-be-announced” (“TBA”) securities transactions.

The table below presents information related to outstanding Eurodollar futures positions at December 31, 2019.

($ in thousands)
	Repurchase Agreement Funding Hedges
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	LIBOR	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Eurodollar Futures Contracts (Short Positions)
2020	$120,000	2.90%	1.67%	$(1,480)
2021	80,000	2.80%	1.57%	(984)
Total / Weighted Average	$100,000	2.86%	1.63%	$(2,464)
Treasury Note Futures Contracts (Short Positions)(2)
March 2020 5-year T-Note futures
(Mar 2020 - Mar 2025 Hedge Period)	$20,000	1.96%	2.06%	$88

($ in thousands)
	Junior Subordinated Debt Funding Hedges
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	LIBOR	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
2019	$19,500	1.92%	1.68%	$(46)
Total / Weighted Average	$19,500	1.92%	1.68%	$(46)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions.
(2)	T-Note futures contracts were valued at a price of $118.61 at December 31, 2019. The contract value of the short positions was $23.7 million.

The following table summarizes our contracts to purchase and sell TBA securities as of December 31, 2019.

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
December 31, 2019
30-Year TBA Securities:
3.5%	(50,000)	(51,414)	(51,438)	(24)
4.5%	(50,000)	(52,621)	(52,656)	(35)
Totals	$(100,000)	$(104,035)	$(104,094)	$(59)

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency MBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency MBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency MBS) as of period-end.
(4)
Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities), at fair value in our consolidated balance sheets.

Book Value Per Share

The Company's Book Value Per Share at December 31, 2019 was $3.51.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At December 31, 2019, the Company's stockholders’ equity was $40.7 million with 11,608,555 Class A Common shares outstanding.

Management Commentary

Commenting on the fourth quarter, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The year 2019 was a year of transition.  As 2018 came to an end economic growth in the U.S. was beginning to show signs of potential weakness.  The Federal Reserve, or Fed, had implemented its ninth rate hike in December of 2018 and the market began to signal the Fed had gone too far.  The series of rate hikes had flattened the treasury curve and, among other things, put downward pressure on the net interest margin and returns of levered bond funds such as Royal Palm’s and Orchid Island Capital’s.  In the case of Orchid, this led to a series of dividend cuts and downward pressure on book value.  As a result, Orchid’s equity base declined, decreasing our management fee revenues at Bimini Advisors, as well as dividend income, the carrying value of our Orchid shares and the net interest income on Royal Palm’s portfolio.  However, in January of 2019 the Fed adopted a “neutral” stance with respect to their monetary policy and eventually lowered the Fed Funds target range three times in 2019 – in July, September and October.  This allowed the treasury curve to re-steepen somewhat, although not enough for Orchid or Royal Palm to experience meaningful net interest income expansion- especially given the disruptions in the funding markets that emerged in September of 2019 and lingered into year end.  This prevented both Royal Palm and Orchid from realizing the full benefit of the rate cuts. However, it did allow Orchid to resume growing its capital base.  While Orchid’s average capital base for 2019 was lower than 2018 by approximately 14%, it ended the year above the year-end level of 2018 by approximately 5%. The net result of these developments on our advisory service revenue was an 11% decline from $7.77 million to $6.90 million.  Advisory service revenues at Bimini Advisors for the fourth quarter of 2019 were approximately 1% higher than the corresponding period in 2019 - $1.856 million for 2019 versus $1.838 million for the fourth quarter of 2018.

“Other significant events for the year included our 1.1 million share Dutch style tender offer completed in July.  The tender was intended to provide price support for the stock and enhance potential returns on equity going forward as we pursue our net operating loss based tax strategy.  We also contributed both Bimini’s shares in ORC as well as its ownership stake in Bimini Advisors to Royal Palm capital in order to maximize the tax income at Royal Palm going forward.  The tax net operating losses at Royal Palm are substantially larger than those of Bimini and expire well before Bimini’s.  We also mortgaged our office building and invested the proceeds into Royal Palm’s portfolio. We are attempting to sell a second building we own that is not used in our operations for the same purpose.

“Turning to developments in the current quarter, the fourth quarter of 2019 was a period of recovery from the third quarter’s turbulence and market sell-off. While August and early September witnessed the depths of the sell-off and heightened risk aversion, the turn-around was almost as sudden and dramatic.  By the end of 2019, equity markets in the U.S. and around the globe were closing at record highs.  The S&P 500 increased 31.5% for the year ended December 31, 2019.  There were a few key events that led to the recovery.  First and foremost was the Phase One trade deal reached by the Trump administration and China.  The tentative agreement was reached in October 2019 and signed in mid-January of 2020.  This agreement was critical in that it ended the escalation in trade tensions between the two countries which were at the heart of the market turmoil.  Escalation of trade tensions between the two countries in early August 2019 triggered the violent sell-off.  The trade war has materially impacted global growth, global growth prospects and manufacturing activity in the U.S.  Fear was mounting that the impact of trade tensions would spread to other sectors of the economy as well.  While there remain substantial tariffs in place and the risk of a re-escalation of trade tensions remain, the truce calmed markets and allowed risk assets to recover.  Other developments helped as well.  The prospect of a “hard” Brexit, whereby the United Kingdom (“UK”) would leave the European Union (“EU”) without any kind of trade agreement in place, or leave the EU at all, were reduced materially when Prime Minister Boris Johnson won an election on December 12, 2019. As the election was viewed as a de facto second referendum on Brexit, by winning the election, and soundly so, the path was cleared for the UK to leave the EU on January 31, 2020.  The UK and the EU gave themselves until the end of 2020 to reach a trade agreement.  This removed, at least temporarily, another source of market fear.  Finally, economic data, especially various measures of manufacturing activity across the globe, appeared to be bottoming out, generating hope that the worst of the global slowdown was behind us. Risk sentiment was aided further by an additional 25 bps cut in the Fed Funds rate at the October FOMC meeting.

“The recovery in risk sentiment that occurred over the course of the fourth quarter of 2019 brought with it increases in interest rates across longer dated U.S. Treasuries, breakeven inflation levels in U.S. Treasury Inflation-Protected Securities (“TIPS”) and the term premium in U.S. Treasuries. The amount of sovereign and other forms of debt trading at negative yields decreased substantially.  All of these movements were consistent with an abatement of fear in the markets.  The final element of fear to be addressed in the market was the turmoil in the over-night funding (or repo) markets that emerged during September 2019.  The Fed took meaningful steps to both inject liquidity into the markets, but also assure the market that it would do so as long as such funding pressures remained.

“The MBS portfolio at Royal Palm Capital was approximately 3% larger in size from the fourth quarter of 2018, in spite of the fact we had to reduce the MBS portfolio by approximately 25% mid-year to fund the tender offer completed in early July.  With interest rates generally lower in 2019 versus 2018 as a result of the reversal in monetary policy, the average yield on our MBS assets decreased 0.19%, from 4.12% to 3.93%.  Compared to the third quarter of 2019, interest income in the fourth quarter increased 15% as the yield on our MBS assets increased 47 basis points and the average size of the MBS portfolio increased by $3.3 million. In spite of a 2.6% increase in average repurchase agreement borrowings outstanding and the disruptions in the repo market described above our borrowing costs decreased from 2.26% to 2.08%, resulting in a 5% decrease in repo interest costs for fourth quarter of 2019 versus the third quarter.  For the year, repo interest expense increased by 14% as our average interest expense rate rose from 2.08% to 2.42%.  This fact reflects the low base our interest expense came off of in 2018 (the average interest expense for the first quarter of 2018 was 1.64%) and the lagged beneficial effects of interest rate cuts by the Fed caused by the funding market issues in the third quarter of 2019 discussed above.

“During the fourth quarter interest rates increased but unlike the third quarter of 2019 our MBS securities outperformed our hedge instruments, resulting in an aggregate $0.4 million mark to market gains on our derivative instruments and MBS securities.  Finally, we decreased the valuation allowance on the deferred tax assets at both Royal Palm and Bimini, resulting in positive tax provisions of $10.6 million for the year and $11.9 million for the quarter.  Commencing in 2019 we assume Orchid’s capital base, having exhibited a growth cycle since its inception, will continue to do so going forward.

“Global financial markets and economies experienced a significant shock not long after the new year started when a coronavirus outbreak occurred in China.  Over the course of the first quarter of 2020 the outbreak in China evolved into a global pandemic. The speed at which the virus spread forced governments across the globe to take ever more severe steps to slow and contain its spread.  These steps are having a severe economic impact, as economic activity in some instances essentially ceases. Financial markets across the globe are experiencing severe dislocations at least equal to what was experienced during the global financial crisis in 2008. On March 12, 2020 equity markets in the U.S. entered a bear market in the fastest such move in the history of U.S. financial markets. The Agency MBS market is included in the list of markets suffering extreme duress.  To date the funding markets, with considerable support from the Fed, have continued to operate relatively smoothly. These developments and their effect on the world’s economy and health will likely continue to play out over the balance of the year, and maybe beyond. At this time, it is too early to tell what the ultimate effect will be on economic activity across the globe and the markets the Company operates in – Agency MBS.”

Summarized Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of December 31, 2019, and 2018, and the unaudited consolidated statements of operations for the calendar quarters and years ended December 31, 2019 and 2018.  Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts Subject to Change)

	December 31, 2019	December 31, 2018
ASSETS
Mortgage-backed securities	$217,840,953	$212,424,192
Cash equivalents and restricted cash	12,385,117	6,240,488
Investment in Orchid Island Capital, Inc.	8,892,211	9,713,030
Accrued interest receivable	750,875	780,535
Deferred tax assets, net	34,003,255	23,202,821
Other assets	6,331,256	7,038,610
Total Assets	$280,203,667	$259,399,676

LIABILITIES AND EQUITY
Repurchase agreements	$209,954,000	$200,396,000
Junior subordinated notes	27,481,121	26,804,440
Other liabilities	2,076,836	3,244,615
Total Liabilities	239,511,957	230,445,055
Stockholders' equity	40,691,710	28,954,621
Total Liabilities and Equity	$280,203,667	$259,399,676
Class A Common Shares outstanding	11 608 555	12,709,269
Book value per share	$3.51	$2.28

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts Subject to Change)

	Years Ended		Three Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Advisory services	$6,907,910	$7,770,761	$1,855,659	$1,837,301
Interest and dividend income	9,328,175	9,988,247	2,263,267	2,591,593
Interest expense	(6,174,875)	(5,519,827)	(1,324,510)	(1,626,603)
Net revenues	10,061,210	12,239,181	2,794,416	2,802,291
(Losses) gains	(603,136)	(11,447,554)	551,156	(4,042,717)
Expenses	6,439,709	6,442,833	1,614,336	1,557,210
Net income (loss) before income tax benefit	3,018,365	(5,651,206)	1,731,236	(2,797,636)
Income tax (benefit) expense	(10,996,331)	21,126,955	(11,938,695)	21,802,530
Net income (loss)	$14,014,696	$(26,778,161)	$13,669,931	$(24,600,166)

Basic and Diluted Net income (loss) Per Share of:
CLASS A COMMON STOCK	$1.15	$(2.10)	$1.17	$(1.93)
CLASS B COMMON STOCK	$1.15	$(2.10)	$1.17	$(1.93)

	Consolidated
	Three Months Ended December 31,
Key Balance Sheet Metrics	2019	2018
Average MBS(1)	$190,533,989	$212,316,501
Average repurchase agreements(1)	182,214,500	202,069,120
Average equity(1)	33,856,745	41,264,973

Key Performance Metrics
Average yield on MBS(2)	3.99%	4.20%
Average cost of funds(2)	2.08%	2.44%
Average economic cost of funds(3)	0.96%	2.18%
Average interest rate spread(4)	1.91%	1.76%
Average economic interest rate spread(5)	3.03%	2.02%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)
Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is an asset manager that invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).

Through our wholly-owned subsidiary, Bimini Advisors Holdings, LLC ("Bimini Advisors"), we serve as the external manager of Orchid Island Capital, Inc. ("Orchid"). Orchid is a publicly-traded real estate investment trust (NYSE: ORC).  Orchid is managed to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. As Orchid’s external manager, Bimini Advisors receives management fees and expense reimbursements for managing Orchid's investment portfolio and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel. Bimini Advisors is at all times subject to the supervision and oversight of Orchid's board of directors and has only such functions and authority as are delegated to it.

We also manage the portfolio of our wholly-owned subsidiary, Royal Palm Capital, LLC (“Royal Palm”). Royal Palm is managed with an investment strategy similar to that of Orchid.  Bimini Capital Management, Inc. and its subsidiaries are headquartered in Vero Beach, Florida.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, March 19, 2020, at 10:00 AM ET. The conference call may be accessed by dialing toll free (877) 312-5414.  International callers dial (408) 940-3877.  The conference passcode is 3984799.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.biminicapital.com, and an audio archive of the webcast will be available for approximately one year.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com